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                                                                    EXHIBIT 99.1

PSB GROUP, INC. ANNOUNCES
FOURTH-QUARTER EARNINGS

Madison Heights, MI. February 3, 2006 - PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, today announced net income for the fourth quarter of 2005 was $790,000, or $.26 per average outstanding share, compared to $1,185,000, or $.39 per average outstanding share in the fourth quarter of 2004.

     Full year earnings for 2005 totaled $4,005,000 or $1.32 per average outstanding share, compared to $4,218,000 or $1.39 per average outstanding share in 2004.

     Total assets as of December 31, 2005 were $495,225,000 compared to $461,342,000 on December 31, 2004. The lending portfolio totaled $365,093,000 as of December 31, 2005 compared to $338,674,000 at December 31, 2004, an 8% increase in loans. Deposits reached $424,658,000 on December 31, 2005 compared to $411,132,000 at the same time in 2004, representing a 3% growth in total deposits.

     Commenting on these results, Robert L. Cole, president, and chief executive officer of PSB Group, Inc., stated, "Opening new, full service banking offices in Sterling Heights and Fenton were among the opportunities and challenges we faced in 2005. The costs associated with building and opening these two new offices were anticipated, but uncontrollable factors, including Michigan's besieged economy, contributed to making it a difficult year for earnings."

     Mr. Cole added, "While earnings are less than we had anticipated, I am pleased with the overall direction of the Bank, especially the growth of our loan portfolio." Cole also noted, "Our dedicated team of associates continues to overcome obstacles, including intense competition, a struggling economy and an environment of rising interest rates, to attract additional, new customers to the bank."

     PSB Group, Inc. is a registered holding company. Its primary subsidiary, Peoples State Bank, currently serves the southeastern Michigan area with 12 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, St. Clair Shores, Southfield, Sterling Heights and Warren. The bank has operated continuously under local ownership and management since it first opened for business in 1909.

     Universal Mortgage Corporation, a wholly-owned subsidiary of Peoples State Bank, originates residential mortgage loans in the southeastern Michigan area from offices in Ann Arbor, Clinton Township, Fenton, Howell, Macomb Township, Southfield, Troy and Warren.

Contact:   David A. Wilson
           Senior Vice President & CFO
           (248) 548-2900


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